IMPORTANT PRIORITY MAIL
                                                    PLEASE TAKE A MOMENT OF YOUR
                                                       TIME AND CAST YOUR VOTE.

[SELIGMAN LOGO]

SELIGMAN TAX-AWARE FUND, INC.

SPECIAL MEETING OF SHAREHOLDERS SCHEDULED FOR APRIL 22, 2003
--------------------------------------------------------------------------------
100 Park Avenue, New York, New York 10017

Dear Shareholder:

Recently we distributed proxy material regarding the Special Meeting of Shareholders for the Seligman Tax-Aware Fund, Inc. The meeting is scheduled for Tuesday, April 22, 2003. Our records indicate that we have not yet received a vote from you. We urge you to act promptly in order to allow us to obtain a sufficient number of votes, avoid the cost of additional solicitation and the possibility of a meeting adjournment.

As a shareholder of Seligman Tax-Aware Fund, Inc. you are invited to vote to approve the acquisition of the assets of the Tax-Aware Fund by the Seligman Growth Fund, Inc., pursuant to an Agreement and Plan of Acquisition and Liquidation. If approved by the shareholders, you would become a shareholder of the Growth Fund on the date the Transaction occurs. After careful consideration, the Board of Directors of the Tax Aware Fund unanimously approved the proposal and recommended that shareholders vote "FOR" the proposal.

Your vote is important no matter how many shares you own. In order for your vote to be represented, WE MUST RECEIVE YOUR INSTRUCTIONS BY 10:30 A.M. EASTERN TIME ON TUESDAY, APRIL 22, 2003. We have retained a professional proxy solicitation firm, Georgeson Shareholder Communications, Inc. to assist you with the voting process. If you have any questions regarding the meeting agenda or the voting process, please call Georgeson (toll-free) at 1-866-255-1156 ext OBO or consult the proxy statement that was previously mailed to you.

Please return your executed proxy in the enclosed postage paid envelope. You may also vote your proxy by touchtone or Internet. Please refer to your ballot for instructions. Due to the short time frame, please register your vote as soon as possible. Thank you for taking this matter seriously and participating in this important process.